EXHIBIT 99.2

TINTIC GOLD MINING COMPANY TO BE OFFICIALLY RENAMED KIWA BIO-TECH PRODUCTS GROUP CORPORATION AND ANNOUNCES NEW TRADING SYMBOL "KWBT".

MARCH 30, 2004: Los Angeles, CA. TINTIC GOLD MINING COMPANY (OTCBB: TTGM) today announced that effective as of the opening of the markets today, the new trading symbol for the Company's common stock on the Over-The-Counter Bulletin Board has changed from "TTGM" to "KWBT". The new symbol reflects the previously announced name change to KIWA BIO-TECH PRODUCTS GROUP CORPORATION ("KIWA"). In addition, the previously announced 4-for-1 stock split of the Company's common is also effective as of the opening of the markets today.

"Completing the merger with Tintic Gold Mining Company was an important milestone in KIWA's corporate development plan," said Li Wei, Chairman and Chief Executive Officer of KIWA. "KIWA aims to be a pioneer in the fast growing Chinese ag-biotechnology market. We intend to leverage our capabilities in developing, manufacturing and selling ag-biotechnological products, our low manufacturing costs and the vast market opportunities in China in order to maximize value for our shareholders."

ABOUT THE COMPANY: KIWA is a development stage company which develops, manufactures and distributes innovative, cost-effective, and environmentally safe bio-technology products to agriculture, nature resources and environmental conservation markets. KIWA has an operating subsidiary in China. KIWA's first product, a Photosynthesis Biological Catalyst, was introduced in the China agricultural market in November of 2003. KIWA continues to strive to improve existing products and develop new products. The company seeks to become a market leader in bio-fertilizer and natural resources protection products in the world.

For information about KIWA and its business, please see our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2004.

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This Press  Release may contain  forward-looking  statements,  including  KIWA's beliefs about its business prospects and operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution
of  KIWA's  plan  of  operation,   changes  in  KIWA's   anticipated   earnings,
continuation of current contracts and other applicable regulations.

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CONTACT:

     Kiwa Bio-Tech Products Group Corporation
     James Zhan, Corporate Secretary
     (626) 964-3232
     jameszhan@kiwabiotech.com

     WestPark Capital, Inc
     (310) 843-9300
     www.wpcapital.com